Kendle
INTERNATIONAL

A Clinical Development Organisation

Melbourne Office
156 Drummond Street
Oakleigh Victoria 3166
Australia
Tel + 61 3 9564 8090
Fax + 61 3 9564 8336

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2nd Floor, 20 Falcon Street
Crows Nest NSW 2065
Australia
Tel + 61 2 9437 3033
Fax + 61 2 9437 3044

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Cincinnati, Ohio

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24 September 2004

Dr Ross Murdoch, PhD
President & COO
Prana Biotechnology
Level 2, 369 Royal Parade,
Parkville, VIC, Australia, 3052

Re: Clioquinol Phase III Alzheimer's Disease Clinical Trial

Dear Ross,

Prana Biotechnology ("Prana") and Kendle Australia Pty Limited ("Kendle") are currently in the process of negotiating terms under which Kendle will provide to Prana, clinical research services in connection with the above mentioned study.

In order to ensure that optimal use is made of the time between September 2004 and availability of study drug (estimated March 2005) and that study timelines do not slip, it is necessary for Kendle to conduct certain preliminary, preparatory activities prior to our completion of the contract negotiations. These activities may include, but are not limited to (protocol drafting assistance, study site targeting and formal study feasibility, CRF and database preparation, initial Project Management).

Prana agrees to pay Kendle on a fee for service basis, based on submitted monthly invoices by Kendle, up to an amount not exceeding $90,000 AUD to cover the costs of such activities.

Prana agrees to reimburse Kendle for all reasonable costs and expenses, including third party fees and expenses and non-cancelable costs, incurred by Kendle and pre-approved in writing by Prana, in connection with such activities.

It is understood that nothing contained in this letter is intended to impose on either Prana or Kendle any obligation to enter into a definitive agreement.

Please acknowledge your acceptance of these terms by signing and returning to Kendle a duplicate of this letter.

Yours Sincerely,

ACCEPTED AND AGREED:

Kendle Australia Pty Limited

Ric DeGaris PhD
Business Development Director
24 September 2004

Prana Biotechnology Limited

Ross Murdoch PhD
President & COO
24 September 2004